UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or Section 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 11, 2014 (December 10, 2014)

CHAPARRAL ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-134748	73-1590941
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

701 Cedar Lake Boulevard Oklahoma City, OK	73114
(Address of principal executive offices)	(Zip Code)
Registrant's telephone number, including area code: (405) 478-8770
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.
On December 10, 2014, we entered into certain derivative transactions related to our commodity price hedging program. Prior to the aforementioned transactions, we had outstanding enhanced swaps scheduled to mature in 2016 for 3,720,000 barrels of crude oil production with a weighted average swap price of $92.94/barrel, all of which have an associated sold put at an average of $80.52/barrel.  For the 3,720,000 barrels of hedged production, we have subsequently purchased put options at $60/barrel. The total premium we paid to purchase the put options was $20.6 million or $5.54/barrel, to be paid upon confirmation of the above transaction. As a result of purchasing these put options, we now have 3,720,000 barrels of crude oil production hedged in 2016 with a weighted average effective swap price of $92.94/barrel, all of which have an associated sold put at an average of $80.52/barrel and an associated purchased put at $60/barrel. Utilizing an average NYMEX strip price of $65.46 for 2016 as of December 10, 2014, the average realized price for these hedged volumes will be $77.88/barrel. Furthermore, the purchase of these put options allows us to establish a floor on the realized price for these hedged volumes of $72.42/barrel.
The derivative transaction above along with the transactions we entered into on December 8, 2014, which we describe in our Form 8-K filed on December 9, 2014, were entered into in response to the recent steep decline in crude oil prices. Due to the current price environment, we expect to reduce our number of operated drilling rigs by 50% resulting in an anticipated five rigs being operated in 2015. We expect to maintain a capital program in 2015 that is within our available cash flow which includes anticipated proceeds from asset divestitures of $25 million and an expected reduction in lease operating and general and administrative expenses of approximately 15% compared to 2014. As a result, we expect an approximate 50% decrease in our total capital expenditure in 2015, which includes a 66% decrease in capital expenditures related to our enhanced oil recovery (“EOR”) projects. Based on this anticipated level of capital activity, we expect production to be equal to or slightly higher than our expected 2014 production.
We will be communicating additional guidance for the upcoming year after finalization of our 2015 budget and subsequent approval by our Board of Directors.

CAUTIONARY STATEMENT
REGARDING FORWARD-LOOKING STATEMENTS
This report includes statements that constitute forward-looking statements within the meaning of the federal securities laws. These statements are subject to risks and uncertainties. These statements may relate to, but are not limited to, information or assumptions about us, our capital and other expenditures, financing plans, capital structure, cash flow, future economic performance, operating income, cost savings, and management’s plans, strategies, goals and objectives for future operations and growth. These forward-looking statements generally are accompanied by words such as “intend,” “anticipate,” “believe,” “estimate,” “expect,” “should,” “seek,” “project,” “plan” or similar expressions. Any statement that is not a historical fact is a forward-looking statement. It should be understood that these forward-looking statements are necessarily estimates reflecting the best judgment of senior management, not guarantees of future performance, and are subject to a number of assumptions, risks and uncertainties. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including global geopolitical and macroeconomic factors, acts of terrorism, and the other risks discussed in our filings with the Securities and Exchange Commission, including the Risk Factors section of our Annual Report on Form 10-K for the year ended December 31, 2013.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 11, 2014

	By:	/s/ JOSEPH O. EVANS
	Name:	Joseph O. Evans
	Title:	Chief Financial Officer and Executive Vice President